UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

America West Resources, Inc.
(Name of Registrant As Specified In Its Charter)

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AMERICA WEST RESOURCES, INC.

 57 West 200 South, Suite 400
Salt Lake City, Utah  84101
801-521-3292

January 7, 2009

Dear Stockholders:

I am writing to inform our stockholders that the board of directors and the holders of a majority of our outstanding shares of common stock of America West Resources, Inc. (the “Company”) have approved the following:

(i) an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Company common stock from 200,000,000 shares to 300,000,000 shares; and

(ii) an amendment to the Company’s Articles of Incorporation to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company.

The record date for the determination of shareholders entitled to receive notice on the preceding items was November 7, 2008.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders.  We anticipate that the action contemplated herein will be effected on or about the close of business on  January 27, 2009.

We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons.

 WE ARE NOT ASKING FOR YOUR PROXY because the written consent of shareholders satisfies any applicable shareholder voting requirement of Nevada corporate law, our Articles of Incorporation and Bylaws, we are not asking for a proxy and you are not requested to send one.

The accompanying Information Statement is for information purposes.  Please read the accompanying Information Statement carefully.

Sincerely,

/s/ Dan R. Baker

Dan R. Baker
Chief Executive Officer

AMERICA WEST RESOURCES, INC.

Information Statement

This information statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Exchange Act and the related rules and regulations. Our board of directors and the holders of a majority of our outstanding shares have approved the proposed amendments to our Articles of Incorporation. Accordingly, your consent is not required and is not being solicited in connection with this action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about January 7, 2009 to all shareholders of record of America West Resources, Inc. (the “Company”).  It is being furnished in connection with the following action, which was approved by the unanimous consent of our board of directors and the written consent of shareholders owning 68,207,300 shares of common stock or 53.8% of the outstanding shares of our common stock:

(i) an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Company common stock from 200,000,000 shares to 300,000,000 shares;

(ii) an amendment to the Company’s Articles of Incorporation to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company.

The record date established by the board of directors for purposes of determining the number of outstanding shares of voting capital stock was November 7, 2008 (the “Record Date”).  As of the Record Date, there were 126,619,928 shares of our common stock issued and outstanding. The common stock constitutes the only outstanding class of voting securities.  Each share of common stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Under Nevada corporate law (“Nevada Law”), our Articles of Incorporation and our Bylaws, all activities requiring shareholder approval may be taken by obtaining the written consent and approval of shareholders having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting.  According to Nevada Law, a vote by 51% of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to effect the amendments to the Articles of Incorporation.

Pursuant to regulations promulgated under the Exchange Act, as amended, the proposals may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders.  This Information Statement has first been sent to the shareholders on or about January 7, 2009.

I.           PROPOSED AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES FROM 200,000,000 TO 300,000,000

Our Articles of Incorporation, as amended, authorizes us to issue up to 200,000,000 shares of our common stock.  As of the Record Date, there were 126,619,928 shares issued and outstanding.

The following is the text of the amendment, which shall replace the first sentence of Article IV in its entirety:

Article IV
Capital Stock

“The aggregate number of shares which this corporation shall have authority to issue is Three Hundred Million (300,000,000) shares of $.0001 par value each, which shares shall be designated “Common Stock;” and Two Million Five Hundred Thousand (2,500,000) shares of $.0001 par value each, which shares shall be designated “Preferred Stock” and which my be issued in one or more series at the discretion of the Board of Directors.”

Purpose of the Proposal

The Company is currently offering, as of the date of this Information Statement, units of its securities to a limited number of accredited investors.  The units are being offered on a “reasonable efforts” “all or none” basis of a minimum amount of 167 units ($5,010,000) and a maximum amount of 234 units ($7,020,000) at a purchase price of $30,000 per unit.  Each unit consists of (i) 150,000 shares of common stock (“Shares”) and (ii) 75,000 five-year warrants to purchase Company common stock, with each whole warrant entitling the holder to purchase one share of our common stock at an exercise price of $0.30 per share (“Warrants”).

In addition to the 126,619,928 shares of common stock issued and outstanding as of the Record Date, there are warrants and options outstanding to purchase an aggregate of 20,137,500 shares of common stock.  Moreover, the Company has reserved for issuance approximately 12,000,000 shares of common stock in connection with an employment agreement with the Company’s secretary and a stock purchase agreement by and between the Company and two unaffiliated third parties, each as further described in “Description of Securities.”

If the maximum amount of units is sold in the current offering (35,100,000 Shares and Warrants to purchase 17,550,000 shares of common stock), then the Company would exceed the total number of shares of common stock it is authorized to issue.  Accordingly, the board of directors is seeking to ensure that the Company does not exceed the total amount of authorized shares of common stock in the event the maximum amount of units is sold in the current offering.  Additionally, the board of directors is seeking to ensure that shares of our common stock will be available for future issuance in the event our board of directors determines that it is necessary or advisable in the future:

•	To raise additional capital through the sale of equity securities to fund business operations;

•	To attract strategic partners and/or candidates for a business combination which can assist the Company in generating a revenue stream from additional mines or operations;

•	to provide equity incentives to employees, officers and consultants;

•	to declare stock dividends or effect stock splits; or

•	for other corporate purposes.

Other than the 35,100,000 Shares and Warrants to purchase 17,550,000 being offered to accredited investors, our board of directors has no present agreement, arrangement or commitment to issue any of the shares for which approval is sought.  However, the board of directors believes that if an increase in the number of authorized shares of common stock were to be postponed until a specific need or purpose arose, the delay and expense in obtaining the approval of our stockholders at that time could significantly impair our ability to meet financing requirements or other objectives.

Effects of the Proposal

The increase in the authorized shares of our common stock will not have any immediate effect on the rights of existing stockholders. However, our board of directors will have the authority to issue authorized shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or regulations, the Company’s governing documents, or the rules of any stock exchange, NASDAQ or any automated inter-dealer quotation system on which the Company’s common stock may then be traded. The Company’s stockholders could therefore experience a reduction in their ownership interest in the Company with respect to earnings per share (if any), voting, liquidation value, and book and market value if the additional authorized shares are issued. The holders of our common stock have no preemptive rights, which mean that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership in the Company. Our board of directors has no plans to grant preemptive rights with respect to any of the newly-authorized shares.

Although the board of directors will authorize the issuance of additional shares of common stock or instruments into which the common stock is exercisable or convertible for only when it considers doing so to be in the best interests of stockholders, the availability for issuance of additional shares of common stock could also enable the board of directors to render more difficult or discourage an attempt to obtain control of the Company through, for example, a proposed merger, tender offer or proxy contest.  Neither management nor the board of directors is aware of any planned effort on the part of any party to accumulate material amounts of common stock or to acquire control of the Company by means of a merger, tender offer, proxy contest or otherwise, or to change the Company’s management.

Rights of Holders of Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and to receive, ratably, dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any preferred stock that from time to time may be outstanding.  Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of our obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

Approval of the Amendment

On November 7, 2008, our board of directors, believing it to be in the best interests of the company, approved the proposed amendment to our Articles of Incorporation to increase our authorized shares from 200,000,000 to 300,000,000 shares.  To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent of our majority stockholders.  On that record date of November 7, 2008, the holders of 68,273,967 shares of our common stock, which included shares beneficially owned by George Jarkesy, Alexander Walker III and Amanda Cardinalli representing approximately 53.9% of the shares entitled vote on the amendment to the articles, consented in writing without a meeting to the amendment.  As a result, no further votes are required to adopt the amendment.

Timing of the Amendment

The proposed amendment to the Company’s Articles of Incorporation will become effective upon filing of Articles of Amendment to our Articles of Incorporation with the Nevada Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendment immediately following the expiration of the twenty-day waiting period.  However, our board of directors retains discretion under Nevada Law not to implement the amendment. If our board exercises this discretion, our articles will not change.

II. AMENDMENT TO ARTICLES OF INCORPORATION:  PROVISION TO OPT OUT OF NEVADA’S CONTROL SHARE ACQUISITION STATUTE

Our board of directors and majority shareholders holding in excess of 51% of the shares of common stock have given the board authorization to amend the Company’s Articles of Incorporation to provide that the provisions of the Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive (the “Control Share Acquisition Statute”), are not applicable to the Company.  The Company’s current Articles of Incorporation contain no such provision.

The Control Share Acquisition Statute

The Control Share Acquisition Statute limits the rights of persons acquiring a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation. According to the Control Shares Acquisition Statute, an acquiring person who acquires a controlling interest, which is as little as one-fifth of the outstanding voting shares, may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.  Additionally, if the disinterest stockholders do not allow full voting rights to the acquired shares or the notice is not sent to the shareholders pursuant to the statue, then the acquiring person may cause the corporation to redeem the acquired stock.

The effect of the control share acquisition statute is, generally, to require a hostile bidder to put its offer to a stockholder vote or risk voting disenfranchisement.  The Control Share Acquisition Statute does not apply if the corporation opts-out of such provision in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.

Reasons for Adopting the Amendment to the Articles of Incorporation

Due to the stringent voting requirements of the Control Share Acquisition Statute, if the Company sells one-fifth or more of its outstanding voting power, the Company is required to receive shareholder approval from the disinterested stockholders and to provide payment of the fair market value of the disinterested stockholders.    Additionally, if the offeror’s statement is not delivered in the manner prescribed or if such acquiring person is not granted full voting rights by the stockholders, the issuing corporation will be required to call for redemption of such shares of the aforementioned acquiring person.  The board of directors has determined that requiring a special meeting, payment of the fair market value of the disinterest stockholders and possible redemption would place unnecessary burdens on the Company in connection with the completion of equity financing in which the Company would sell one-fifth or more of its outstanding voting shares.  Therefore, the board of directors believes it is in the best interest of the Company to avoid the time and expense associated with calling a special meeting of stockholders or redemption of such acquiring person’s shares.

The Effect of Adopting the Amendment to the Articles of Incorporation

The adoption of the amendment to make the Control Share Acquisition Statute not applicable to the Company, will make it easier for the Company to sell one-fifth or more of the Company’s common stock without obtaining shareholder approval.  Therefore, the board of directors will be able to enter into a change of control transaction without shareholder approval.

 Approval of the Amendment

On November 7, 2008, our board of directors, believing it to be in the best interests of the company, approved the proposed amendment to our Articles of Incorporation to provide that the Nevada Control Share Acquisition Statute is not applicable to the Company.  To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent of our majority stockholders.  On that record date of November 7, 2008, the holders of 68,273,967 shares of our common stock, which included shares beneficially owned by George Jarkesy, Alexander Walker III and Amanda Cardinalli representing approximately 53.9% of the shares entitled vote on the amendment to the articles, consented in writing without a meeting to the amendment.  As a result, no further votes are required to adopt the amendment.

Timing of the Amendment

The proposed amendment to the Company’s articles of incorporation will become effective upon filing of an Article of Amendment to our Articles of Incorporation with the Nevada Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendment immediately following the expiration of the twenty-day waiting period.  However, our board of directors retains discretion under Nevada Law not to implement the amendment. If our board exercises this discretion, our articles will not change.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of the Record Date, the number and percentage of outstanding shares of Company common stock beneficially owned by: (a) each person who is known by us to be the owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) all of our executive officers; and (d) all current directors and executive officers, as a group. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Of Common Stock Beneficially Owned	Percentage Before Offering
Beneficial Owners of more than 5%:
Estate of Alexander H. Walker, Jr.(2) 50 West Liberty, Suite 880 Reno, Nevada 89501	27,531,504	21.7%
John Thomas Financial, Inc.(3) 14 Wall Street, 5th Floor New York, New York 10005	20,000,000	13.6%
ATB Holding Company, LLC (4) 14 Wall Street, 5th Floor New York, New York 10005	20,000,000	13.6%
Thomas Belesis(5) 14 Wall Street, 5th Floor New York, New York 10005	20,000,000	13.6%
John Thomas Bridge and Opportunity Fund, LP(6) 3 Riverway, Suite 1800 Houston, Texas 77056	19,249,999	15.2%
Timotha A. Kent 57 West 200 South, Suite 400 Salt Lake City, Utah 84101	8,471,232	6.69%
Denly ACI Partners, Ltd.(7) 13809 Research Blvd., Suite 810 Austin, Texas 78750	6,666,667	5.3%
Dennis C. von Waaden(8) 13809 Research Blvd., Suite 810 Austin, Texas 78750	10,000,000	7.3%
Sally A. von Waaden(9) 13809 Research Blvd., Suite 810 Austin, Texas 78750	10,000,000	7.3%
Named Executive Officers and Directors:
George R. Jarkesy, Jr.(10) 3 Riverway, Suite 1800 Houston, Texas 77056	25,333,332	20%
Alexander H. Walker III(11) 57 West 200 South, Suite 400 Salt Lake City, Utah 84101	38,253,269	29.7%
Amanda Cardinalli (12) 50 West Liberty, Suite 880 Reno, Nevada 89501	8,471,232	6.7%
Dan R. Baker (13)	4,450,000	3.5%
Brian Rodriguez (14)	1,783,333	1.4%
All directors & executive officers as a group (5 persons)(15)	78,291,166	60.34%

___________________________

(1)	Does not give effect to the issuance of any shares of common stock underlying the Warrants.

(2)	Alexander H. Walker, Jr. died on August 3, 2008 and the shares of common stock are owned by his estate.

It is the Company’s understanding that Alexander H. Walker III is the executor of the estate of Alexander H. Walker, Jr. and as executor has voting and investment control.  The Company understands that up to 9,000,000 of such shares secure obligations of Hidden Splendor. In addition, 5,000,000 of such shares are subject to an option granted to ATB Holding Company, LLC and 500,000 additional shares are subject to an option granted to a third party.  Because Mr. Walker’s estate has not been settled, any shares owned by him have not been distributed to Mr. Walker’s heirs, and this table does not reflect that either Mr. Walker, Ms. Cardinalli, or Ms. Kent are deemed beneficial owners of any of these shares of common stock.

(3)
Of the shares reported as beneficially owned by John Thomas Financial, Inc., 15,000,000 shares are issuable upon a currently exercisable warrant owned by John Thomas Financial, Inc. expiring in October 2013 with an exercise price of $0.01 per share, and 5,000,000 shares are issuable upon exercise of a currently exercisable option owned by ATB Holding Company, LLC to acquire such shares from a former director, expiring in June 2013, at an exercise price of $0.15 per share.  Thomas Belesis is the president and sole shareholder of John Thomas Financial, Inc. and the managing member of ATB Holding Company, LLC.

(4)
Of the shares reported as beneficially owned by ATB Holding Company, LLC, 15,000,000 shares are issuable upon a currently exercisable warrant owned by John Thomas Financial, Inc. expiring in October 2013 with an exercise price of $0.01 per share, and 5,000,000 shares are issuable upon exercise of a currently exercisable option owned by ATB Holding Corporation, LLC to acquire such shares from a former director, expiring in June 2013, at an exercise price of $0.15 per share.  Thomas Belesis is the president and sole shareholder of John Thomas Financial, Inc. and the managing member of ATB Holding Company, LLC.

(5)
Of the shares reported as beneficially owned by Thomas Belesis, 15,000,000 shares are issuable upon a currently exercisable warrant owned by John Thomas Financial, Inc. expiring in October 2013 with an exercise price of $0.01 per share, and 5,000,000 shares are issuable upon exercise of a currently exercisable option owned by ATB Holding Corporation, LLC to acquire such shares from a former director, expiring in June 2013, at an exercise price of $0.15 per share.  Thomas Belesis is the president and sole shareholder of John Thomas Financial, Inc. and the managing member of ATB Holding Company, LLC.

(6)
The John Thomas Bridge and Opportunity Fund, LP is a limited partnership and the John Thomas Capital Management Group, LLC is the general partner of the John Thomas Bridge and Opportunity Fund, LP.  Mr. Jarkesy is the managing member of the John Thomas Capital Management Group, LLC.

(7)
The shares reported as beneficially owned by Denly ACI Partners, Ltd consist of shares issuable pursuant to an October 2008 stock purchase agreement (“Purchase Agreement”) between the Company, Denly ACI Partners, Ltd. (“Partnership”) and Dennis C. von Waaden and Sally A. von Waaden, as Co-Trustees of The von Waaden 2004 Revocable Trust(“Trust”).  Pursuant to the Purchase Agreement, the Company agreed, upon the confirmation of Hidden Splendor’s Plan by December 5, 2008, to issue and sell to the Partnership and the Trust an aggregate of 10,000,000 shares of common stock, of which the Partnership agreed to purchase 6,666,667 shares of common stock.

(8)
The shares reported as beneficially owned by Dennis C. von Waaden consist of shares issuable in connection with the Purchase Agreement between the Company, the Partnership, and the Trust, pursuant to which the Company agreed, upon the confirmation of Hidden Splendor’s Plan by December 5, 2008, to issue and sell to the Partnership and the Trust an aggregate of 10,000,000 shares of common stock.  Denly ACI MGT, LLC is the general partner of the Partnership, and consequently has voting control and investment discretion over securities held by the Partnership. Dennis C. von Waaden and Sally A. von Waaden have voting control over Denly ACI MGT, LLC as its sole member-managers, and therefore have voting control over the Partnership.  Moreover, Mr. and Ms. von Waaden are the trustees and the beneficiaries under the Trust having the power to vote and dispose of the shares of common stock beneficially owned by the Trust.  As a result, Mr. von Waaden may be considered the beneficial owner of any shares deemed to be beneficially owned by the Partnership or the Trust.

(9)	The shares reported as beneficially owned by Sally A. von Waaden consist of shares issuable in connection with the Purchase Agreement between the Company, the Partnership, and the Trust, pursuant to which the Company agreed, upon the confirmation of Hidden Splendor’s Plan by December 5, 2008, to issue and sell to the Partnership and the Trust an aggregate of 10,000,000 shares of common stock.  Denly ACI MGT, LLC is the general partner of the Partnership, and consequently has voting control and investment discretion over securities held by the Partnership. Dennis C. von Waaden and Sally A. von Waaden have voting control over Denly ACI MGT, LLC as its sole member-managers, and therefore have voting control over the Partnership.  Moreover, Mr. and Ms. von Waaden are the trustees and the beneficiaries under the Trust having the power to vote and dispose of the shares of common stock beneficially owned by the Trust.  As a result, Ms. von Waaden may be considered the beneficial owner of any shares deemed to be beneficially owned by the Partnership or the Trust.

(10)
The shares reported as beneficially owned by George R. Jarkesy, Jr.consist of  (i) 4,300,000 registered in Mr. Jarkesy’s name, (ii) 19,249,999 registered in the name of the John Thomas Bridge and Opportunity Fund, LP, (iii) 1,500,000 shares registered in the name of Marathon Advisors, LLC, an affiliate of Mr. Jarkesy, and (iv) 283,333 shares underlying currently exercisable options.

(11)
The shares reported as beneficially owned by Alexander H. Walker III  consist of (i) 27,531,504 shares registered in the name of Alexander H. Walker, Jr., of which Alexander H. Walker III is the executor, (ii) 8,721,232 shares registered in the name of Mr. Walker, (iii) 283,333 shares underlying currently exercisable options, and (iv) 1,717,200 shares, the maximum amount to be issued under an option to Mr. Walker on January 1, 2009 pursuant to his employment agreement.

(12)
The shares reported as beneficially owned by Amanda Cardinalli are registered in the name of Nevada Agency and Trust Company, our transfer agent and registrar, an entity that Ms Cardinalli is the president.

(13)	The shares reported as beneficially owned by Dan Baker consist of (i) 4,166,667 shares registered in the name of Mr. Baker and (ii) 283,333 shares underlying currently exercisable options.

(14)
The shares reported as beneficially owned by Brian Rodriguez consist of (i) 1,500,000 shares registered in the name of Marathon Advisors, LLC, an entity of which Mr. Rodriguez is the managing member, and (ii) 283,333 shares underlying currently exercisable options.

(15)
The shares reported as beneficially owned by the Company’s officers and directors include (i) 1,133,333 shares underlying currently exercisable options and (ii) 1,717,200  shares, the maximum amount to be issued under an option to Mr. Walker on January 1, 2009 pursuant to his employment agreement.

 DESCRIPTION OF SECURITIES

Common Stock

As of the Record Date, there were 126,619,928 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Preferred Stock

We are authorized to issue 2,500,000 shares of preferred stock in one or more series.  Our board of directors may determine the preferences, voting powers, qualifications and special or relative rights or privileges of any series before the issuance of any shares of that series without any further vote or action by the stockholders.  Our board, without shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company.  Our board of directors shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation.  No shares of preferred stock have been issued to date.

Outstanding Options and Warrants; Shares to be Issued Pursuant to an Employment Agreement

As of the date of this Information Statement, there are warrants and options outstanding to purchase an aggregate of 20,137,500 shares of common stock, at prices ranging from $0.01 to $0.45, expiring the later of November 30, 2013.  Pursuant to an employment agreement with the Company’s secretary, the Company will be required to issue him the right to acquire an amount of common stock (at a price to be mutually agreed upon) equal to 1% of the issued and outstanding common stock on December 31, 2008, which amount will not exceed 1,717,200 shares of common stock. There are no other derivative securities issued and outstanding.

Contemplated Equity Issuance

In October 2008, the Company and two unaffiliated third parties entered into a loan agreement pursuant to which the Company may borrow a principal amount of $2,800,000, of which $2,250,000 is currently funded in escrow to pay certain bankruptcy obligations of Hidden Splendor Resources, Inc., the Company’s wholly owned subsidiary (“Hidden Splendor”).  In connection with the loan agreement, the Company and the lenders entered into the Purchase Agreement, pursuant to which the Company agreed, upon the confirmation of Hidden Splendor’s plan of reorganization by December 31, 2008, to issue and sell to the lenders an aggregate of 10,000,000 shares of common stock for $200,000.

Indemnification

As permitted by Nevada law, our Articles of Incorporation, as amended, provide that we will indemnify its directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Transfer Agent

               The transfer agent for the Company common stock is The Nevada Agency and Trust Company, Reno, Nevada, an affiliate of one of our directors.

OTHER MATTERS

Record Date

Our board of directors has fixed the close of business November 7, 2008 as the record date for the determination of stockholders who are entitled to receive this information statement. There were 126,619,928 shares of our common stock issued and outstanding on the Record Date. We anticipate that this information statement will be mailed on or about January 7, 2009 to all stockholders of record as of the record date.

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by the company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Dissenter’s Rights

Under Nevada Law, stockholders are not entitled to dissenter’s or appraisal rights with respect to the proposed amendment to the company’s articles of incorporation.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

We feel that no affiliate of the company has any interest in the proposed name change, increase in authorized shares and the reverse split, beyond general interest shared by all stockholders to see the company move its business plans forward.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s website at www.sec.gov.

MISCELLANEOUS

If you have any questions about this Information Statement you should contact:

AMERICA WEST RESOURCES, INC.
57 WEST 200 SOUTH, SUITE 400
SALT LAKE CITY, UTAH 84101
(801) 521-3292

We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated January 5, 2009.

You should not assume that the information contained in this Information Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Information Statement).

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the amendments to the Company’s Articles of Incorporation. Your consent to the amendments to the Company’s Articles of Incorporation is not required and is not being solicited in connection with this action.

This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By Order of the Board of Directors,

/s/ DAN R. BAKER
Dan R. Baker
Chief Executive Officer